Exhibit 99.1

Harris & Harris Group Announces Receipt of Milestone Payment

from Acquisition of Molecular Imprints by Canon

NEW YORK, NY—October 2, 2015—Harris & Harris Group, Inc. (NASDAQ: TINY), an investor in transformative companies enabled by disruptive science, is pleased to report that it received payment of approximately $800,000 following achievement of a certain undisclosed milestone associated with the acquisition of its former portfolio company, Molecular Imprints, Inc., by Canon, Inc. of Tokyo, Japan, in April 2014. This payment increases its total gross proceeds from the sale to approximately $7.8 million, including amounts held in escrow. Harris & Harris Group could receive an additional $900,000 upon the achievement of an additional milestone. These proceeds and potential future proceeds are in addition to the approximately $800,000 in cash and $300,000 in stock received for the sale of the non-semiconductor business to an undisclosed privately held company in May 2015. Harris & Harris Group originally invested approximately $4.5 million in Molecular Imprints.

“Successfully achieving this milestone supports the value and potential for the technology developed by Molecular Imprints,” stated Douglas W. Jamison, Chairman and CEO of Harris & Harris Group. “We are pleased to see that Molecular Imprints’ technology continues to thrive as part of Canon and look forward to the potential of nanoimprint lithography making disruptive contributions to the semiconductor manufacturing sector.”

About Harris & Harris Group

Harris & Harris Group is a publicly traded venture capital firm that is also a business development company. Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com, on Facebook at www.facebook.com/harrisharrisvc and by following on Twitter @harrisandharrisgroup.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references and links to the websites www.HHVC.com and www.Facebook.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.

Press Contact:

Alexandra Spurgeon, Account Executive

Gregory FCA

Alexandra@GregoryFCA.com

610-228-2140